Exhibit 99.1

Dermira Reports Second Quarter 2018 Financial Results and Provides

Corporate Update

•	QBREXZA™ (glycopyrronium) cloth for the treatment of primary axillary hyperhidrosis approved in June 2018

•	QBREXZA expected to be available nationwide in pharmacies beginning in October 2018

•	Lebrikizumab Phase 2b enrollment expected to be completed by end of 2018

MENLO PARK, Calif., August 6, 2018 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter ended June 30, 2018 and provided an update on its clinical development programs.

“We closed the second quarter with an historic milestone for Dermira – the FDA approval of QBREXZA,” said Tom Wiggans, chairman and chief executive officer of Dermira. “I’m excited about what the second half of the year holds for us as we continue our efforts to launch QBREXZA and the opportunity to bring relief to the millions suffering from primary axillary hyperhidrosis, a medical condition that results in sweating beyond what is needed for normal body temperature regulation.”

Operational Highlights and Clinical Pipeline Update

•	In July 2018, a manuscript outlining the results from the company’s Phase 3 program for glycopyrronium tosylate was published online by the Journal of the American Academy of Dermatology.

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On June 29, 2018, Dermira announced that the U.S. Food and Drug Administration (FDA) had approved QBREXZA for the treatment of primary axillary hyperhidrosis in adult and pediatric patients nine years of age and older.

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In June 2018, the lebrikizumab Phase 2b study achieved the 50% enrollment mark, triggering a $25.0 million milestone obligation pursuant to the licensing agreement with F. Hoffmann-La Roche Ltd and Genentech, Inc., which was paid in July 2018.

•	In June 2018, Dermira initiated the second phase of its hyperhidrosis disease state awareness campaign.

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In May 2018, Dermira announced that the company was collaborating with reality television personality and axillary hyperhidrosis sufferer, Cameron Eubanks, on an educational campaign aimed at raising awareness of the medical condition.

•	In April 2018, Dermira strengthened its executive team with the addition of Chris Horan as chief technical operations officer.

Financial Highlights

Second Quarter 2018 Financial Results

•

Total net revenue for the quarter ended June 30, 2018 was $39.1 million, compared with $1.1 million for the comparable quarter in 2017. Net revenue was primarily driven by a $39.0 million milestone payment from UCB related to the FDA approval of CIMZIA® (certolizumab pegol) in May 2018 for the treatment of moderate-to-severe psoriasis. Dermira received payment of the $39.0 million in June 2018.

•	Total operating expenses for the quarter ended June 30, 2018 were $60.3 million, compared to $39.6 million for the second quarter of 2017.

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Research and development expenses for the second quarter of 2018 were $19.5 million, compared to $26.0 million for the comparable prior-year period. This decrease was primarily due to a reduction in clinical trial activities associated with the company’s acne, psoriasis and hyperhidrosis programs, which were partially offset by an increase in activities related to the atopic dermatitis clinical program.

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General and administrative expenses for the second quarter of 2018 were $40.8 million, compared to $13.6 million for the comparable prior-year period. This increase was primarily driven by higher commercial readiness, disease state awareness and personnel-related expenses.

•	For the quarter ended June 30, 2018, Dermira reported a net loss of $23.9 million, compared with a net loss of $38.6 million for the same period in 2017.

•	As of June 30, 2018, Dermira had cash and investments of $472.5 million and 42.0 million common shares outstanding.

Key Milestones and Expectations

•	Launch QBREXZA for the treatment of primary axillary hyperhidrosis in October 2018.

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Complete enrollment of the Phase 2b clinical trial investigating the safety and efficacy of lebrikizumab in patients with moderate-to-severe atopic dermatitis by the end of the year and announce topline results in the first half of 2019.

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Management reiterates its previously issued financial guidance for full year 2018, consisting of operating expenses of $250.0 to 270.0 million, which includes estimated stock-based compensation expense of approximately $35.0 million. Management is not providing 2018 QBREXZA product revenue guidance.

About QBREXZA™ (glycopyrronium) cloth

QBREXZA is an anticholinergic indicated for topical treatment of primary axillary hyperhidrosis in adult and pediatric patients nine years of age and older. QBREXZA is applied directly to the skin and is designed to block sweat production by inhibiting sweat gland activation. For more information visit www.qbrexza.com.

Important Safety Information

CONTRAINDICATIONS

QBREXZA is contraindicated in patients with medical conditions that can be exacerbated by the anticholinergic effect of QBREXZA.

WARNINGS AND PRECAUTIONS

Worsening of Urinary Retention: Use with caution in patients with a history or presence of documented urinary retention.

Control of Body Temperature: In the presence of high ambient temperature, heat illness (hyperpyrexia and heat stroke due to decreased sweating) can occur with the use of anticholinergic drugs such as QBREXZA.

Operating Machinery or an Automobile: Transient blurred vision may occur with use of QBREXZA. If blurred vision occurs, the patient should discontinue use until symptoms resolve. Patients should be warned not to engage in activities that require clear vision such as operating a motor vehicle or other machinery, or performing hazardous work until the symptoms have resolved.

ADVERSE REACTIONS

The most common adverse reactions seen in ≥2% of subjects treated with QBREXZA were dry mouth (24.2%), mydriasis (6.8%), oropharyngeal pain (5.7%), headache (5.0%), urinary hesitation (3.5%), vision blurred (3.5%), nasal dryness (2.6%), dry throat (2.6%), dry eye (2.4%), dry skin (2.2%) and constipation (2.0%). Local skin reactions of erythema (17.0%), burning/stinging (14.1%) and pruritus (8.1%) were also common.

It is important for patients to understand how to correctly apply QBREXZA (see Patient Product Information). Instruct patients to wash their hands with soap and water immediately after discarding the used cloth.

Please see Full Prescribing Information.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. The company’s approved treatment, QBREXZA™ (glycopyrronium) cloth, is indicated for pediatric and adult patients (ages nine and older) with primary axillary hyperhidrosis (excessive underarm sweating). Dermira is also evaluating lebrikizumab in a Phase 2b clinical trial for the treatment of moderate-to-severe atopic dermatitis (a severe form of eczema) and has early-stage research programs in other areas of dermatology. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com. Follow Dermira on Twitter, LinkedIn and Instagram.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com), LinkedIn page (https://www.linkedin.com/company/dermira-inc-), corporate Instagram account (https://www.instagram.com/dermira_inc/) and corporate Twitter account (@DermiraInc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website, LinkedIn page, Instagram and Twitter accounts in addition to following its SEC filings, news releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this news release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This news release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to: Dermira’s goal of bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions; the anticipated timing of commercial launch of QBREXZA; the description of and enrollment expectations for Dermira’s Phase 2b dose-ranging study of lebrikizumab for moderate-to-severe atopic dermatitis; the successful completion of, and timing expectations for the receipt and announcement of topline data from the Phase 2b dose-ranging study of lebrikizumab for moderate-to-severe atopic dermatitis; Dermira’s expectations for the second half of the year and its opportunity to bring relief to the millions suffering from primary axillary hyperhidrosis; and financial guidance for full year 2018, including estimated operating expenses and stock-based compensation expense. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; market acceptance of Dermira’s potential products; Dermira’s ability to develop and maintain collaborations and license products and intellectual property; the impact of competitive products and therapies, including generics and biosimilars; Dermira’s ability to manage the growth and complexity of its organization; Dermira’s ability to maintain, protect and enhance its intellectual property; the design, implementation and outcomes of Dermira’s clinical trials; the outcomes of Dermira’s future meetings with regulatory agencies; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this news release. Dermira undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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Dermira, Inc.

Selected Consolidated Statement of Operations Data

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Collaboration and license revenue	$39,080	$1,066	$39,379	$2,132

Operating expenses:
Research and development (1)	19,545	25,978	45,136	45,838
General and administrative (1)	40,770	13,587	71,280	24,913
Impairment of intangible assets	—	—	1,126

Total operating expenses	60,315	39,565	117,542	70,751

Loss from operations	(21,235)	(38,499)	(78,163)	(68,619)
Interest and other income, net	2,037	1,253	3,771	1,864
Interest expense	(4,734)	(1,320)	(8,988)	(1,320)

Loss before taxes	(23,932)	(38,566)	(83,380)	(68,075)
Benefit for income taxes	—	—	194	—

Net loss	$(23,932)	$(38,566)	$(83,186)	$(68,075)

Net loss per share, basic and diluted	$(0.57)	$(0.93)	$(1.99)	$(1.73)

Weighted-average common shares used to compute net loss per share, basic and diluted	41,922	41,553	41,875	39,433

(1) Amounts include stock-based compensation expense as follows:
Research and development	$2,408	$2,018	$5,261	$3,814
General and administrative	4,898	3,086	9,559	5,905

Total stock-based compensation expense	$7,306	$5,104	$14,820	$9,719

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30, 2018	December 31, 2017
Cash and investments	$472,494	$550,993
Working capital	353,671	451,256
Total assets	487,445	560,794
Accrued payments related to acquired in-process research and development	53,921	50,161
Convertible notes, net	280,305	279,389
Accumulated deficit	(606,684)	(553,393)
Total stockholders’ equity	112,447	149,649